UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): December 22, 2005

Bakers Footwear Group, Inc.

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(Exact Name of Registrant as Specified in Charter)

Missouri --------------------------- (State or Other Jurisdiction of Incorporation)	000-50563 ------------------- (Commission File Number)	43-0577980 --------------------------- (I.R.S. Employer Identification Number)

2815 Scott Avenue St. Louis, Missouri ---------------------------------------------------- (Address of Principal Executive Offices)	63103 ------------------ (Zip Code)

Registrant’s telephone number, including area code:

(314) 621-0699

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On December 22, 2005, Bakers Footwear Group, Inc. (the “Company”) issued 62,499 shares of its common stock, par value $0.0001 per share (“Common Stock”), pursuant to the exercise of certain warrants which were originally issued on April 8, 2005 in connection with the Company’s previously announced private placement of Common Stock and warrants to purchase Common Stock to certain institutional investors.

As previously announced in the Company’s Current Reports on Form 8-K dated April 6, 2005 and April 13, 2005, the warrants were exercisable at an exercise price of $10.18 per share of Common Stock, subject to antidilution provisions. The Company received approximately $636,000 in gross proceeds from the exercise of the warrants.

For the private placement, including the associated issuance of Common Stock on exercise of the warrants, the Company relied on the exemption from registration relating to offerings that do not involve any public offering pursuant to Section 4(2) under the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated pursuant thereto. The offering of the securities was conducted without general solicitation or advertising. The certificates relating to the shares and warrants issued in April 2005 bore restrictive legends permitting the transfer thereof only in compliance with applicable securities laws. The warrantholders have represented their intention to acquire the securities for investment purposes and not with a view to or for distribution in these transactions and that each was an “accredited investor” under Rule 501(e) under Regulation D under the Securities Act of 1933. The shares of Common Stock underlying the warrants have been registered under the Securities Act of 1933 and are subject to a registration rights agreement pursuant to which the warrantholders covenanted to comply with the prospectus delivery requirements under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKERS FOOTWEAR GROUP, INC.

Date: December 22, 2005	By: /s/ Lawrence L. Spanley, Jr.
Lawrence L. Spanley, Jr.
Executive Vice President,
Chief Financial Officer,
Treasurer and Secretary